EXHIBIT 10.5

AMENDMENT NO. 2

TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 2, dated June 23, 2009, to that certain Employment Agreement, dated as of August 1, 2005, as amended by Amendment No.1, dated October 30, 2007 (the “Employment Agreement”), by and between Hi-Tech Pharmacal Co., Inc. (the “Corporation”) and William Peters (the “Executive”).

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to amend the Employment Agreement (i) to extend the term of the Employment Agreement, (ii) to increase the compensation thereunder and (iii) to change the definition of a Change in Control, as defined in the Employment Agreement.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.         All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

2.         Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 3. Term of Employment. The term of this Employment Agreement shall commence on August 1, 2009 and shall continue until July 31, 2011 and shall automatically renew for successive one year terms unless terminated by the Corporation upon six (6) months’ advance written notice to Executive of the Corporation’s decision not to renew the Employment Agreement, or by Executive, upon sixty (60) days advance written notice to the Corporation, or unless earlier terminated pursuant to the provisions of Section 5 hereof.”

3.         Section 4.1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.1. Compensation. As compensation for his services hereunder the Corporation shall pay Executive (i) for the period August 1, 2009 through July 31, 2010 an annual salary (“Salary”) equal to $280,000 ($5,384.62 per week) and (ii) for the period August 1, 2010 through July 31, 2011 a Salary equal to $300,000 ($5,769.23 per week). The Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.”

4.         Section 11 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 11. Change in Control.

11.1. Payment on Change in Control. The Corporation will provide or cause to be provided to Executive the rights and benefits described below during the term of this Agreement, following a Change in Control. In the event of a Change in Control the Corporation shall pay or cause its successor to pay to Executive, in cash, in a lump sum within 15 days after the Change in Control, an amount equal to 2 times Executive’s base compensation which equals the sum of the following: (i) Executive’s annual salary on the day preceding the Change in Control, plus (ii) Executive’s annual bonus for the year immediately preceding the Change in Control. In addition, following a Change in Control, at no cost to Executive, the Corporation shall maintain for Executive and Executive’s dependents, all health, insurance and welfare benefits for the lesser of one year or until Executive and his dependents are eligible for similar health, insurance and welfare benefits from Executive’s new employer.

11.2. Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(A) Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing forty (40%) percent or more of the combined voting power of the Corporation’s then outstanding securities (“Acquisition”);

(B) Change in Board of Directors. The date when Continuing Directors cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the Continuing Directors;

(C) Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(D) Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(E) Certain Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

(i)           “Person” shall have the meaning as set forth in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, and (iv) any members of the Seltzer family, including affiliates, trusts and foundations for the benefit of Seltzer family members.

(ii)           “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(iii)           “Continuing Directors” as used in this Agreement shall mean the persons who constitute the Board of Directors of the Corporation on the date hereof together with their successors whose nominations were approved by a majority of Continuing Directors.”

5.         Except as modified by this Amendment No. 2, in all other respects the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Employment Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

By:	David Seltzer
David Seltzer, President
Dated: June 23, 2009

By:	William Peters
William Peters
Dated: June 23, 2009